EXHIBIT 99.1

NGP Capital Resources Company Announces $75 Million of New Investment Activity

Houston, July 12, 2012 (GLOBE NEWSWIRE) -- NGP Capital Resources Company (NASDAQ: NGPC) (the "Company") today announced the completion of two transactions that closed in the first two weeks of July, totaling $75 million.  These investments were funded with cash on hand and borrowings under the Company's revolving credit facility.

On July 3, 2012, the Company advanced an additional $25.0 million to ATP Oil & Gas Corporation ("ATP") of Houston, Texas, under its limited-term overriding royalty interest ("ORRI") in certain offshore oil and gas producing properties operated by ATP in the Gulf of Mexico.  As consideration for this additional investment with ATP, the Company obtained a 5.0% limited-term ORRI in ATP's Telemark properties, to supplement the 10.8% ORRI in ATP's Gomez field properties.  Royalty payments received under this arrangement are first applied to interest at a rate of 13.2%, with any excess being applied to principal.  The Company previously advanced $25.0 million to ATP under this arrangement in June 2011 and an additional $15.0 million in December 2011.  From June 2011 through June 30, 2012, ATP has paid $3.0 million of interest to the Company and repaid $22.1 million of principal, and the pro forma balance outstanding on this investment is $42.9 million.

On July 10, 2012, the Company acquired $50.0 million of redeemable Preferred Units in a private oil and gas limited partnership (the "Partnership") engaged in the acquisition, exploration and development of oil and natural gas properties in South Louisiana and the shallow waters of the Gulf of Mexico.  The Partnership is a well-established Gulf Coast operator and the purchase of the Preferred Units is our third investment with the management team of the Partnership.  The Preferred Units earn quarterly cash dividends, plus an additional cash payment or limited partnership interest distributable upon redemption.

Steve Gardner, President and CEO stated, "We are pleased to enter into these two new investments, each of which our investment team has been working on for several months.  Both ATP and the Partnership are experienced operators with whom we have successfully invested multiple times, and we are pleased to do so once again.  These transactions increase our total new investments in targeted portfolio companies in 2012 to over $111 million and increase the current fair value of our targeted investment portfolio to approximately $225 million on a pro forma basis.  At this point, we have fully reinvested the funds from the high level of redemptions we experienced in 2011 and are currently on leverage.  We look forward to continued investment activity for the balance of the year."

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.  We principally invest in private companies and from time to time, we may also invest in public companies.  We invest primarily in senior secured and mezzanine loans according to our business plan and in some instances receive equity interests in portfolio companies in connection with such investments.  Our manager is NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management ("NGP ECM").  Founded in 1988, NGP ECM is a premier investment franchise in the natural resources industry, which together with its affiliates has managed $13 billion in cumulative committed capital since inception.  NGP ECM's investment platform includes Natural Gas Partners, NGP Global Adaptation Partners, NGP Energy Technology Partners, L.P. and the Company.

Forward-Looking Statements

This press release may contain forward-looking statements.  We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements.  These forward-looking statements are subject to various risks and uncertainties.  Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the  future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international  economic conditions and their  impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC").

You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made.  We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing.  Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities.  Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ngpcrc.com.  Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT:

Please send investment proposals to:

NGP Capital Resources Company 713-752-0062

Kelly Plato (kplato@ngpcrc.com),

Michael Brown (mbrown@ngpcrc.com),

Hans Hubbard (hhubbard@ngpcrc.com), or

Chris Ryals (cryals@ngpcrc.com).

CONTACT: L. Scott Biar (investor_relations@ngpcrc.com), 713-752-0062.